                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:

[X] Preliminary proxy statement
[ ] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                  WATSCO, INC.
                (Name of Registrant as Specified in Its Charter)

                                  WATSCO, INC.
                  (Name of Persons(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transactions apply:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4) Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:
    (2) Form, schedule or registration statement no.:
    (3) Filing party:
    (4) Date filed:

                                  WATSCO, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 5, 1995

                            ------------------------

To the Shareholders of Watsco, Inc.:

     NOTICE IS HEREBY GIVEN that the 1995 Annual Meeting of Shareholders (the 'Annual Meeting') of Watsco, Inc., a Florida corporation (the 'Company'), will be held at 10:00 A.M., Eastern Standard Time, on Monday, June 5, 1995, at the Grand Bay Hotel, 2669 South Bayshore Drive, Coconut Grove, Florida 33133, for the following purposes:

        (1) To elect three members to the Company's Board of Directors to hold office until the 1998 Annual Meeting of Shareholders or until their successors are duly elected and qualified, one of whom will be elected by the holders of Common Stock and two of whom will be elected by the holders of Class B Common Stock;

        (2) To consider and act upon a proposal to approve an amendment to the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock, par value $.50 per share, of the Company to 40,000,000;

        (3) To ratify the reappointment of Arthur Andersen LLP as the Company's independent certified public accountants for the year ended December 31, 1995; and

        (4) To transact such other business as may properly come before the Annual Meeting and any adjournment or postponements thereof.

     The Board of Directors has fixed the close of business on April 17, 1995 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

     Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

                                          By Order of the Board of Directors

                                          RONALD P. NEWMAN, Secretary

Coconut Grove, Florida
April 28, 1995

     THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY, AND VOTE THEIR SHARES IN PERSON.

                      1995 ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                                  WATSCO, INC.

                         ------------------------------
                                PROXY STATEMENT
                         ------------------------------

                     DATE, TIME AND PLACE OF ANNUAL MEETING

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Watsco, Inc., a Florida corporation (the 'Company'), of proxies from the holders of the Company's Common Stock, par value $.50 per share (the 'Common Stock'), and the Company's Class B Common Stock, par value $.50 per share (the 'Class B Common Stock'), for use at the 1995 Annual Meeting of Shareholders (the 'Annual Meeting') of the Company to be held at 10:00 A.M., Eastern Standard Time, on Monday, June 5, 1995, at the Grand Bay Hotel, 2669 South Bayshore Drive, Coconut Grove, Florida 33133, and at any adjournments or postponements thereof (the 'Annual Meeting'), pursuant to the enclosed Notice of Annual Meeting. This Proxy Statement and the enclosed form of proxy are first being sent to holders of Common Stock and Class B Common Stock on or about April 28, 1995. Shareholders should review the information provided herein in conjunction with the Company's 1994 Annual Report to Shareholders (the '1994 Annual Report') which accompanies this Proxy Statement. The complete mailing address, including zip code, of the Company's principal executive office, is 2665 South Bayshore Drive, Suite 901, Coconut Grove, Florida 33133.

                          INFORMATION CONCERNING PROXY

     The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

     The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone and telegraph. They will receive no compensation therefor in addition to their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

                            PURPOSES OF THE MEETING

     At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

     (1) To elect three members to the Company's Board of Directors to hold office until the 1998 Annual Meeting of Shareholders or until their successors are duly elected and qualified, one of whom will be elected by the holders of Common Stock and two of whom will be elected by the holders of Class B Common Stock;

     (2) To consider and act upon a proposal to approve an amendment to the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock, par value of $.50 per share, to 40,000,000;

     (3) To ratify the reappointment of Arthur Andersen LLP as the Company's independent certified public accountants for the year ended December 31, 1995; and

     (4) To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

     Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (a) for the election of the respective nominees for director named below to be elected by the holders of Common Stock and by the holders of Class B Common Stock (see 'Outstanding Voting Securities and Voting Rights'), and (b) in favor of all other proposals described in the Notice of Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shares will be voted in accordance with the specification so made.

                OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

     The Board of Directors has set the close of business on April 17, 1995, as the record date (the 'Record Date') for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 3,107,762 shares of Common Stock and 994,835 shares of Class B Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Holders of Common Stock are entitled to one vote per share on each matter that is submitted to shareholders for approval, and vote as a separate class to elect 25 percent of the directors of the Company (rounded up to the next whole number), which presently equates to three directors. Holders of Class B Common Stock are entitled to ten votes per share on each matter that is submitted to shareholders for approval and vote as a separate class to elect 75 percent of the directors (rounded down to the next whole number), which presently equates to six directors. See 'Election of Directors.'

     The attendance, in person or by proxy, of the holders of Common Stock and Class B Common Stock representing a majority of the combined voting power of the outstanding shares of such stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. For purposes of electing directors at the

Annual Meeting, the nominees receiving the greatest number of votes of Common Stock and Class B Common Stock, voting as separate classes, shall be elected as directors. The affirmative vote of (i) a majority of votes of Common Stock present, in person or by proxy at the Annual Meeting and voting together as a single class, and (ii) a majority of votes of Class B Common Stock present, in person or by proxy at the Annual Meeting and voting together as a single class, is required for the approval of the proposal to amend the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock to 40,000,000. The affirmative vote of a majority of votes of Common Stock and Class B Common Stock present, in person or by proxy at the Annual Meeting and voting together as a single class, is required for the approval of (i) the proposal to ratify the reappointment of Arthur Andersen LLP as the Company's independent certified public accountants for the year ended December 31, 1995; and (ii) any other matter that may be submitted to a vote of the Company's shareholders.

     As of the Record Date, the directors and executive officers of the Company and certain entities affiliated with such persons beneficially owned (i) Common Stock representing approximately 17% of the outstanding shares of Common Stock,
(ii) Class B Common Stock representing approximately 53% of the outstanding shares of Class B Common Stock and (iii) approximately 44% of the aggregate combined votes of Common Stock and Class B Common Stock entitled to be cast at the Annual Meeting. Such persons and entities have informed the Company that they intend to vote all of their shares of Common Stock and Class B Common Stock in favor of all proposals set forth in the Proxy Statement.

     Prior to the Annual Meeting, the Company will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of Common Stock and Class B Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter.

     A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, may have discretion to vote the beneficial owner's shares with respect to the election of directors and other matters addressed at the Annual Meeting. Any such shares which are not represented at the Annual Meeting either in person or by proxy will not be considered to have cast votes on any matters addressed at the Annual Meeting.

                         BENEFICIAL SECURITY OWNERSHIP

     The following table sets forth as of April 17, 1995, information with respect to the beneficial ownership of the Company's Common Stock and Class B Common Stock by (i) each shareholder known by the Company to beneficially own more than 5% of any class of the Company's voting securities, (ii) each director of the Company who owns any such shares, and (iii) all directors and executive officers as a group. The table also sets forth, in its final column, the combined voting power of the voting securities on all matters presented to the shareholders for their approval except for the election of directors and for such separate class votes as are required by Florida law.

                                                                                      CLASS B
                                                           COMMON STOCK            COMMON STOCK
                                                           BENEFICIALLY            BENEFICIALLY           COMBINED
                                                             OWNED(2)                OWNED(2)              PERCENT
NAME AND ADDRESS                                        -------------------     -------------------       OF VOTING
OF BENEFICIAL OWNERS(1)                                 SHARES      PERCENT     SHARES      PERCENT     SECURITIES(2)
- - -----------------------------------------------------   -------     -------     -------     -------     -------------
Alna Capital Associates(3)...........................   142,840        4.6%     451,564       40.4%          32.6%
Albert H. Nahmad(4)..................................   327,333       10.5      789,040       59.4           49.6
T. Rowe Price and Associates, Inc.(5)................   300,000        9.7        --            --            2.3
FMR Corp.(6).........................................   256,700        8.3       72,520        7.3            7.5
Pioneering Management Corporation(7).................   159,000        5.1        --            --            1.2
Dimensional Fund Advisers, Inc.(8)...................     --            --       50,115        5.0            3.8
D. A. Coape-Arnold...................................    19,234          *        7,088          *              *
David B. Fleeman(9)..................................    88,245        2.8       16,853        1.7            2.0
James S. Grien(10)...................................     3,000          *        --            --              *
Roberto Motta(11)....................................    64,405        2.1       41,388        4.1            3.6
Paul F. Manley(12)...................................    11,912          *        1,682          *              *
Bob L. Moss(13)......................................    16,635          *        --            --              *
Alan H. Potamkin(14).................................     1,500          *       12,500        1.3            1.0
Oliver M. Butler(15).................................   196,187        6.3        --            --            1.5
All directors and executive officers
  as a group (10 persons)(16)........................   791,638       23.4%     902,828       66.0%          57.5%

- - ------------------------

  *    Less than 1%.
  (1)  Unless otherwise indicated below, (a) the address of each of the beneficial owners identified is 2665 South
       Bayshore Drive, Suite 901, Coconut Grove, Florida 33133 and (b) each person or group has sole voting and investment power with respect to all such shares.
  (2)  Although each named person and all directors and executive officers as a group are deemed to be the beneficial owners of securities that may be acquired within 60 days through the exercise of exchange or conversion rights, and the Class B Common Stock is immediately convertible into Common Stock on a one-for-one basis, the number of shares set forth opposite each shareholder's name does not include shares of Common
       Stock issuable upon conversion of the Company's Class B Common Stock. Includes Class B Common Stock issuable on conversion of the Company's 10% Convertible Subordinated Debentures due 1996 (the 'Debentures'). The
       Debentures are convertible into shares of Class B Common Stock, have a face value of $500 and are each convertible into 49.46 shares of Class B Common Stock.

                                       4

  (3)  Alna Capital Associates ('Alna Capital') is a New York limited partnership of which Mr. Nahmad owns a 40%
       interest and is the sole general partner and David B. Fleeman is a limited partner. The number of shares of
       Common Stock indicated includes (i) 142,840 shares directly owned. The number of shares of Class B Common
       Stock indicated includes (i) 329,111 shares directly owned; and (ii) 122,453 shares issuable upon conversion of Class B Debentures. The address of Alna Capital is 505 Park Avenue, 16th Floor, New York, New York 10022.
  (4)  Includes shares indicated as beneficially owned by Alna Capital. See footnote (3) above. The number of shares of Common Stock indicated also includes (i) 7,601 shares directly owned; (ii) 5,642 shares owned pursuant to the Watsco, Inc. Profit Sharing Retirement Plan and Trust (the 'Profit Sharing Plan'); and (iii) 171,250
       shares issuable upon exercise of presently exercisable options granted pursuant to the Company's 1991 Stock
       Option Plan (the '1991 Plan'). The number of shares of Class B Common Stock indicated also includes (i)
       127,005 shares directly owned; (ii) 194,250 shares issuable upon exercise of presently exercisable options granted pursuant to the 1991 Plan; and (iii) 16,221 shares issuable upon conversion of Class B Debentures.
  (5)  The address of T. Rowe Price and Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
  (6)  The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.
  (7)  The address of Pioneering Management Corporation is 60 State Street, Boston, Massachusetts 02114.
  (8)  The address of Dimensional Fund Advisers, Inc. is 1299 Ocean Avenue, Santa Monica, California 90401.
  (9)  Excludes shares beneficially owned by Alna Capital. See footnote (3) above. The number of shares of Common
       Stock indicated includes (i) 8,130 shares directly owned; (ii) 60,312 shares owned by Fleeman Builders, a
       Florida partnership of which Mr. Fleeman is a General Partner; (iii) 13,126 shares issuable upon exercise of presently exercisable options granted pursuant to the 1991 Plan; and (iv) 6,677 shares owned by 3JG Trust of which Mr. Fleeman is a trustee. The number of shares of Class B Common Stock indicated includes (i) 3,938 shares directly owned and (ii) 12,915 shares owned by Fleeman Builders.
 (10)  Includes (i) 1,500 shares directly owned and (ii) 1,500 shares issuable upon exercise of presently exercisable options granted pursuant to the 1991 Plan.
 (11)  The number of shares of Common Stock indicated includes (i) 9,188 shares directly owned; (ii) 13,126 shares issuable upon exercise of presently exercisable options granted pursuant to the 1991 Plan; and (iii) 42,091 shares owned by Republic Trading, Inc. ('Republic Trading') of which Mr. Motta is a principal. The number of shares of Class B Common Stock indicated includes (i) 3,938 shares directly owned; (ii) 16,369 shares issuable upon conversion of Class B Debentures owned by Republic Trading; and (iii) 21,081 shares owned by
       Republic Trading.
 (12)  The number of shares of Common Stock includes (i) 1,727 shares directly owned and (ii) 10,185 shares issuable upon exercise of presently exercisable options granted pursuant to the 1991 Plan.
 (13)  The number of shares of Common Stock indicated includes (i) 6,486 shares directly owned; (ii) 2,274 shares owned by Mr. Moss's spouse; and (iii) 7,875 shares issuable upon exercise of presently exercisable options granted pursuant to the 1991 Plan.
 (14)  The number of shares of Common Stock indicated represents 1,500 shares issuable upon exercise of presently exercisable options granted pursuant to the 1991 Plan.

                                       5

 (15)  The number of shares of Common Stock indicated includes (i) 190,937 shares owned by a trust for which Mr.
       Butler and his spouse are the trustees and (ii) 5,250 shares issuable upon exercise of presently exercisable options granted pursuant to the 1991 Plan.
 (16)  Includes shares beneficially owned by directors and executive officers, as described in footnotes (3), (4),
       (9), (10), (11), (12), (13), (14) and (15). The number of shares of Common Stock indicated also includes
       63,187 shares beneficially owned by Ronald P. Newman, the Company's Chief Financial Officer, Secretary and
       Treasurer, consisting of (i) 8,009 shares directly owned; (ii) 1,135 shares owned by Mr. Newman's spouse;
       (iii) 2,857 shares owned in the Profit Sharing Plan; and (iv) 51,186 shares issuable upon exercise of presently exercisable options granted pursuant to the 1991 Plan. The number of shares of Class B Common Stock indicated includes 34,277 shares beneficially owned by Mr. Newman consisting of (i) 9,602 shares directly owned and (ii) 24,675 shares issuable upon exercise of presently exercisable options granted pursuant to the
       1991 Plan.

                                       I.
                             ELECTION OF DIRECTORS
NOMINEES

     The Company's Amended and Restated Articles of Incorporation and Bylaws provide that the Board of Directors shall consist of not less than three nor more than nine members, and shall be divided, as nearly as possible, into three equal divisions to serve in staggered terms of office of three years. Each director elected at the Annual Meeting will serve for a term expiring at the 1998 Annual Meeting of Shareholders or until his successor has been duly elected and qualified.

     One director is to be elected at the Annual Meeting by the holders of Common Stock, voting separately as a class. Mr. James S. Grien has been nominated as the director to be elected by the holders of Common Stock and proxies will be voted for Mr. Grien absent contrary instructions. Mr. Grien has served as a Director of the Company since 1994.

     Two directors are to be elected at the Annual Meeting by the holders of Class B Common Stock voting separately as a class. Messrs. Fleeman and Moss, who have served as directors of the Company since 1977 and 1992, respectively, have been nominated as the directors to be elected by the holders of Class B Common Stock and proxies will be voted for Messrs. Fleeman and Moss absent contrary instructions.

     The Board of Directors has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee for a directorship is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees, if any, and for such other person as may be designated by the Board of Directors, unless it is directed by a proxy to do otherwise.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The directors and executive officers of the Company are as follows:

NAME               AGE            POSITION WITH THE COMPANY
- - ----               ---  -----------------------------------------------
Albert H. Nahmad    54  Chairman of the Board and President
Ronald P. Newman    48  Chief Financial Officer, Secretary and Treasurer
O.M. Butler         72  Director
D.A. Coape-Arnold   77  Director
David B. Fleeman    81  Director
James S. Grien      37  Director
Paul F. Manley      58  Director
Bob L. Moss         47  Director
Roberto Motta       81  Director
Alan H. Potamkin    46  Director

     Albert H. Nahmad has served as Chairman of the Board and President of the Company since December 1973. Mr. Nahmad is the general partner of Alna Capital Associates, a New York limited partnership, which is the principal shareholder of the Company.

     Ronald P. Newman has served as Chief Financial Officer, Secretary and Treasurer of the Company since October 1982. Prior to joining the Company, Mr. Newman, a certified public accountant, was associated with the accounting firm of Arthur Young & Company from 1977 to 1982.

     O.M. Butler has been a director of the Company since 1990. Mr. Butler is the founder and Chairman of the Board of Heating & Cooling Supply, Inc., a subsidiary of the Company, where he has been employed since 1960.

     D. A. Coape-Arnold has been a director of the Company since 1981. From 1982 to present, Mr. Coape-Arnold has served as a consultant for a variety of businesses. From 1978 until 1982, he served as Vice President of The Wickes Corporation, a diversified New York Stock Exchange company. From 1961 to 1978, he served as Vice President and Group Executive of W. R. Grace & Co., a diversified New York Stock Exchange holding company.

     David B. Fleeman has been a director of the Company since 1977. Since 1956, Mr. Fleeman has served as the Managing Partner of Fleeman Builders, a Florida general partnership engaged primarily in real estate development.

     James S. Grien has been a director of the Company since 1994. Mr. Grien is a Managing Director of Prudential Securities, Inc. and has been employed by Prudential Securities, Inc. in various positions since l989.

     Bob L. Moss has been a director of the Company since 1992. Since 1986 Mr. Moss has served as Chairman of the Board and President of Centex-Rooney Enterprises, Inc., the largest general contractor in the real estate industry in the Southeastern United States, Caribbean and Bahamas.

     Paul F. Manley has been a director of the Company since 1984. Mr. Manley served as Executive Director of the law firm of Holland & Knight from 1987 to 1991. From 1982 to 1987, Mr. Manley served as Vice President of Planning at Sensormatic Electronics Corporation, a publicly held manufacturer of electronic article surveillance systems. Prior to 1982, Mr. Manley served as the Managing Partner of the Miami office of Arthur Young & Company.

     Roberto Motta has been a director of the Company since 1975. Mr. Motta has been engaged as a private investor in various business activities for more than five years.

     Alan H. Potamkin has been a director of the Company since 1994. Since 1970, Mr. Potamkin has served as President of Potamkin Companies, one of the nation's largest retail automobile dealers.

     The Company's Amended and Restated Articles of Incorporation provide for the Board of Directors to have up to nine members, to be divided as nearly as possible in three equal divisions to serve in staggered terms of three years. Each division consists of one director to be elected by the holders of Common Stock and two directors to be elected by the holders of Class B Common Stock. The number of members comprising the Board of Directors presently is nine, three of whom are Common Stock directors and six of whom are Class B Common Stock directors. Messrs. Grien (Common Stock), Fleeman (Class B) and Moss (Class B) serve until the 1995 Annual Meeting of Shareholders; Messrs. Manley (Common Stock), Nahmad (Class B) and Coape-Arnold (Class B) serve until the 1996 Annual Meeting of Shareholders; and Messrs. Potamkin (Common Stock), Motta (Class B) and Butler (Class B) serve until the 1997 Annual Meeting of Shareholders. See 'Election of Directors'.

     Except for Mr. Nahmad's employment agreement with the Company, pursuant to which he serves as President, there are no arrangements or understandings with respect to the selection of officers or directors. The Company pays each director who is not an employee a $500 fee for each meeting of the Board of Directors attended and reimburses directors for their expenses in connection with their activities as directors of the Company.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (SEC), the New York Stock Exchange and the American Stock Exchange. Officers, directors and greater than ten percent shareholders are required by the SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received, the Company believes that all its officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal 1994.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ended December 31, 1994, the Company's Board of Directors took certain actions by unanimous written consent and held three meetings. During 1994, other than Messrs. Motta and Potamkin, no incumbent director attended fewer than 75 percent of the aggregate of (i) the number of meetings of the Board of Directors held during the period he served on the Board, and (ii) the number of meetings of committees of the Board of Directors held during the period he served on such committees.

     The Board of Directors has established four standing committees: (1) the Audit Committee, (2) the Compensation Committee, (3) the Stock Option Committee and (4) the Nominating Committee.

     Messrs. Manley and Potamkin are members of the Audit Committee, which held one meeting during 1994. The duties and responsibilities of the Audit Committee include (a) recommending to the full Board of Directors the appointment of the Company's auditors and any termination of engagement, (b) reviewing the plan and scope of audits, (c) reviewing the Company's significant accounting policies and internal controls, and (d) having general responsibility for all related auditing matters.

     Messrs. Manley and Fleeman are members of the Compensation Committee, which held three meetings during 1994. The Compensation Committee reviews and determines the compensation of the Company's officers.

     Messrs. Moss and Grien are members of the Stock Option Committee. The Stock Option Committee administers the Company's stock option plans and has the power and authority to (a) determine the persons to be awarded options and the terms thereof pursuant to the terms of the plans, and (b) construe and interpret the Company's stock option plans.

     Messrs. Nahmad and Moss are members of the Nominating Committee. The Nominating Committee is responsible for (a) establishing procedures for the selection and retention of members of the Board of Directors, (b) evaluating Board nominees and members, and (c) recommending nominees.

                             EXECUTIVE COMPENSATION

     The following table sets forth the aggregate compensation paid to the Company's Chief Executive Officer and each of the Company's other executive officers whose total annual salary and bonus for the 1994 fiscal year was $100,000 or more.
                           SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                                             -------------------------------------------     ---------------------------
                                  FISCAL                                  OTHER ANNUAL        STOCK         ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR       SALARY       BONUS         COMPENSATION(1)     OPTIONS     COMPENSATION(2)
- - ------------------------------    ------     --------     --------       ---------------     -------     ---------------
Albert Nahmad                      1994      $368,391     $528,000(4)           --             --            $ 3,538
  President and Chief              1993      $358,775     $222,000(4)           --            60,000         $ 3,433
  Executive Officer(3)             1992      $340,000     $720,000(4)           --           377,500         $55,873


Ronald P. Newman                   1994      $140,240     $ 52,000              --             --            $ 2,890
  Vice President                   1993      $138,450     $  1,000(4)           --            10,000         $ 2,827
  of Finance, Secretary            1992      $135,000     $ 84,000(4)           --            79,695         $ 2,542
  and Treasurer


- - ------------------------
(1) The officers listed in this table receive certain personal benefits; however, such additional benefits do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus for any of the years reported.

(2) In 1994 and 1993, these amounts represent the Company's contribution to the Watsco, Inc. Profit Sharing Retirement Plan and Trust (the 'Profit Sharing Plan'). In 1992, these amounts represent for Mr. Nahmad, forgiveness of indebtedness of $52,440 to the Company authorized by the Company's Board of Directors for services rendered to the Company in 1992 and the Company's contributions to the Profit Sharing Plan. The Profit Sharing Plan is qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended.

(3) Mr. Nahmad is employed pursuant to an employment agreement as the Company's President and Chairman of the Board until January 31, 1996 which provides for an annual base salary of not less than $325,000. The agreement contains certain noncompete covenants pursuant to which, for a period of two years after termination of employment for any reason, Mr. Nahmad agrees not to engage in any employment competitive with any business engaged in by the Company at the time of termination of his employment in the areas in which the Company is engaged in such business.

(4) In 1994, includes a bonus of $200,000 paid to Mr. Nahmad which normally would have been paid in 1995. In 1993, includes a bonus of $212,000 paid to Mr. Nahmad which normally would have been paid in 1994. In 1992, includes bonuses of $300,000 and $35,000 paid in April 1992 to Mr. Nahmad and Mr. Newman, respectively; in 1992, also includes bonuses of $420,000 and $49,000 paid to Mr. Nahmad and Mr. Newman, respectively, which would normally have been paid in 1993; the Compensation Committee approved payment of these bonuses in order to take advantage of the 1992 income tax rate change and tax withholding requirements.

                       OPTION GRANTS IN FISCAL YEAR 1994

     The Company did not grant any stock options or appreciation rights to the Company's executive officers during fiscal 1994.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

     The following table sets forth certain information concerning stock options exercised in 1994 and unexercised stock options held by the Company's executive officers as of December 31, 1994.

                                                                          NUMBER OF                   VALUE OF UNEXERCISED
                                  NUMBER OF                     UNEXERCISED OPTIONS HELD AT         IN-THE-MONEY OPTIONS AT
                                   SHARES                              FISCAL YEAR END                  FISCAL YEAR END
                                  ACQUIRED       VALUE      ----------------------------------    ----------------------------
NAME                             ON EXERCISE    REALIZED    EXERCISABLE(1)    UNEXERCISABLE(2)    EXERCISABLE    UNEXERCISABLE
- - ------------------------------   -----------    --------    --------------    ----------------    -----------    -------------
Albert H. Nahmad                       --           --          365,500            20,000          $1,850,530       $75,000
Ronald P. Newman                       --           --           75,861             3,334          $  272,044       $12,502

- - ------------------------
(1) Represents options as to 171,250 shares of Common Stock and 194,250 shares of Class B Common stock for Mr. Nahmad and 51,186 shares of Common Stock and 24,675 shares of Class B Common Stock for Mr. Newman granted pursuant to the 1991 Plan.

(2) Represents options as to shares of Common Stock granted pursuant to the 1991 Plan.

EMPLOYMENT AGREEMENT

     Effective January 1991, the Company renewed the employment agreement with Albert H. Nahmad for a 5-year term. Pursuant to the agreement, Mr. Nahmad is employed as the Company's President until January 31, 1996 and is entitled to receive an annual salary of not less than $325,000.

REVERSE SPLIT DOLLAR AGREEMENT

     The Company's executive officers participate in a reverse split dollar insurance program which provides the Company limited interests in the insurance policies, including death benefits aggregating approximately $5 million plus any prepaid and unearned premiums. Under the insurance program, the officers retain all incidents of ownership in excess of the Company's limited interests.

KEY EXECUTIVE DEFERRED COMPENSATION AGREEMENT

     The Company entered into a Key Executive Deferred Compensation Agreement (the 'Deferred Compensation Agreement') on January 31, 1983, with Mr. Nahmad that provides benefits to Mr. Nahmad or his family upon disability, death or retirement or upon change in control of the Company. The minimum monthly benefit payable under the plan is based on Mr. Nahmad's length of service to age 65 and is the lesser of one-twelfth (1/12) of 10% of (i) $727,000 plus certain amounts accrued for each year of service, or (ii) his maximum annual salary prior to the event triggering payment of benefits. The estimated minimum annual benefits payable to Mr. Nahmad upon retirement at age 65 and the service to the Company that will have been completed by him are $72,700 and 33 years, respectively.

                       COMMITTEES' REPORT TO SHAREHOLDERS

     The Company's executive compensation programs are based on three components: base salary, annual incentives, and long-term compensation; each intended as an important piece of the overall compensation philosophy.

     Base salary is used to attract and retain the Company's key executives and is calculated using comparisons with the Company's industry competitors and/or companies of similar market value. Salaries are reviewed by the Compensation Committee on an annual basis.

     Annual incentives are a significant component of executive compensation, reflecting the Company's belief that management's contribution to shareholder returns (via increasing stock prices and dividends) comes from maximizing earnings and the potential of the Company. Each executive officer has an annual incentive opportunity based upon a percentage of pre-tax earnings of the Company. By its extensive reliance on this incentive compensation system, which has been employed by the Company for the Chief Executive Officer without material change for more than 5 years, the Company links a substantial portion of the executive officers' annual pay directly to profits. As a result of this approach, the Company's executives' total compensation is likely to vary from year to year more significantly than the pay of executives of many of the Company's competitors. This philosophy is essential to an entrepreneurial business such as the Company's business. Certain other employees have their pay levels set primarily in relation to comparisons to similar executives of competitors, with additional annual incentives based on the attainment of specific objectives supporting the overall goals of the Company.

     In terms of long-term compensation, management incentives generally are provided through annual grants of stock options to the Company's executives to retain and motivate executives to improve the Company's stock value. Stock options have been granted at an exercise price equal to the closing price of the Company's Common Stock or Class B Common Stock as reported by the New York Stock Exchange and the American Stock Exchange, respectively, on the day prior to the date of grant. Accordingly, grants of stock options will produce value only if there are increases in the underlying stock price. There were no grants of stock options to executive officers in 1994. The Company provides no defined benefit pension plan nor supplemental executive retirement plan but does provide a 401(k) plan for all of its employees employed for at least one year.

     In 1994, the Company's pre-tax earnings increased to $12,028,000, up 33% from $9,017,000 in 1993 (excluding non-recurring income from insurance proceeds following Hurricane Andrew), despite continued economic weakness in California, one of the Company's primary markets. These results include the full-year operation of Comfort Supply Inc., acquired in May 1993, which positioned the Company in the very important Texas market. During the last five years, a time period among the most challenging faced in the history of the home building industry, management through its strategy of acquisitions and capturing replacement market share has achieved consistent growth in earnings and has been successful in positioning the Company as a clear leader in the residential central air conditioner industry in Florida, California and Texas, the three largest air conditioner markets in the United States.

     These successful efforts of the Company's management team were led by the Company's President and Chief Executive Officer, Albert H. Nahmad. Mr. Nahmad's base compensation was increased during 1994 to $368,391, representing a 3% cost of living increase from his 1993 base salary. As discussed in more detail below, Mr. Nahmad and other key executives of the Company received a significant portion of their total compensation through incentive compensation.

     In order to promote an increase in net worth of the Company, maximize the return to shareholders and effectively motivate senior management, the executive compensation philosophy of the Company has been to link compensation with Company performance. In order to take advantage of income tax rates prevailing at the time, the Committee approved the payment of bonuses to executive officers in 1992 which normally would have been paid in 1993 and certain bonuses in 1993 and 1994 which normally would have been paid in 1994 and 1995, respectively. Therefore Mr. Nahmad received 59% of his cash compensation related to 1994 from incentives. The Committee believes that this represents evidence of the strong and explicit link between executive compensation and the creation of shareholder value.

     Decisions with regard to compensation of the Company's executives are made by the two-member Compensation Committee, which has meetings at least once a year and is called upon to meet more often when the need arises. Decisions with regard to stock options for all employees of the Company are made by the two-member Stock Option Committee, which is called upon to meet when the need arises. Each member of the Committees is a non-employee director. The executive compensation practices of the Company are constantly re-evaluated to ensure their relevance, their support of the strategic goals of the Company and their contribution to the creation of shareholder value.

     The above Committees' Report to Shareholders of the Compensation and Stock Option Committees and the Company's Common Stock Price Performance Graph which follows shall not be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference.

     In December 1993, the Internal Revenue Service issued proposed regulations concerning compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code'). Section 162(m) generally disallows a public company's deduction for compensation to any one employee in excess of $1 million per year unless the compensation is pursuant to a plan approved by the public company's shareholders. Amounts payable to Mr. Nahmad pursuant to his current employment agreement are excluded under Section 162(m) as his current employment agreement was in effect prior to February 17, 1993 and has not been materially modified. Accordingly, the Compensation Committee does not anticipate that the Named Executive Officers will receive annual cash compensation in excess of the $1 million cap provided in Section 162(m) in 1995. The Compensation Committee intends to take the necessary steps to ensure compliance with Section 162(m) of the Code when Mr. Nahmad's present employment agreement expires and by proposing, within the time permitted under Section 162(m), an amendment to the Company's stock option plan to provide a limitation on the number of shares for which options may be granted to any one participant.

                                COMPENSATION AND STOCK OPTION COMMITTEES

                                COMPENSATION COMMITTEE:
                                Paul Manley, Chairman
                                David B. Fleeman

                                STOCK OPTION COMMITTEE:
                                Bob L. Moss, Chairman
                                James S. Grien

April 28, 1995

                  WATSCO, INC. COMMON STOCK PRICE PERFORMANCE

     The following graph compares the cumulative total shareholder return of Watsco, Inc. Common Stock and Class B Common Stock, based on their market prices and assuming reimbursement of dividends, with (i) the S & P Small-Cap 600 Index,
(ii) the AMEX Market Index and (iii) a Peer Group Index.

     The Peer Group Index is comprised of the following publicly traded companies: Hughes Supply, Inc.; SPX Corp.; Noland Company; and Inter-City Products, Inc. The Company believes that this information demonstrates that the compensation earned by its executive officers compares consistently with increased shareholder value.

                                                           1/1/90    12/31/90    12/31/91    12/31/92    12/31/93    12/31/94
                                                           ------    --------    --------    --------    --------    --------
Watsco, Inc. Common Stock...............................     100         93          98         158         169         222
Watsco, Inc. Class B Common Stock.......................     100        131         159         146         156         205
Peer Group Index........................................     100         54          56          72          68          65
AMEX Market Index.......................................     100         82         105         106         126         115
S&P Small-Cap 600.......................................     100         76         113         137         163         155

     The line graph assumes that $100 was invested on January 1, 1990 in the Company's Common Stock and Class B Common Stock, the S & P Small-Cap 600 Index, the AMEX Market Index and the Peer Group Index.

     The closing prices of the Company's Common Stock and Class B Common Stock were $16.625 and $16.50, respectively, at December 31, 1994. As of April 17, 1995 the closing price of the Company's Common Stock and Class B Common Stock
was $     and $     per share, respectively. The stock price performance of
Watsco, Inc. Common Stock and Class B Common Stock depicted in the graph above represents past performance only and is not indicative of future performance.

                              CERTAIN TRANSACTIONS

     Alna Capital Associates, a New York limited partnership ('Alna Capital') of which Mr. Nahmad, the Company's President, is the sole general partner, owns $1,238,000 of the Company's 10% Convertible Subordinated Debentures due 1996 that are convertible into shares of Class B Common Stock (see 'Beneficial Security Ownership').

     Heating & Cooling leases four buildings with an aggregate of 76,655 square feet from Elizabeth Paige, daughter of O.M. Butler, a director of the Company. The lease agreements provide for aggregate lease payments of $342,000 per year through October 15, 2005. Heating & Cooling also leases two buildings with an aggregate of 53,177 square feet from John Butler, President of Heating & Cooling and son of O.M. Butler. The lease agreements provide for aggregate lease payments of $193,000 per year through October 15, 2005.

                                      II.
                               PROPOSAL TO AMEND
               THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

     The Company's Amended and Restated Articles of Incorporation now authorizes 10,000,000 shares of Common Stock, par value of $.50 per share. In order to provide the Company the ability to issue additional shares of Common Stock for future stock splits, acquisitions and stock option grants, among other uses, the Board of Directors has approved an amendment to Article III, paragraph A. of the Company's Amended and Restated Articles of Incorporation, which if adopted by the shareholders, will increase the number of authorized shares of Common Stock of the Company to 40,000,000.

     Following is Article III, paragraph A. of the Company's Amended and Restated Articles of Incorporation as proposed to be in effect upon the adoption of the Proposal to amend the Articles of Incorporation:

                                  Article III

     A. The aggregate number of shares of Capital Stock which the Corporation shall have the authority to issue is 44,000,000 shares, of which 40,000,000 shares, at the par value of $.50 per share, shall be designated as Common Stock and 4,000,000 shares, at the par value of $.50 per share, shall be designated as Class B Common Stock.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE 'FOR' APPROVAL OF THIS AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION.

                                      III.
                    RATIFICATION OF THE REAPPOINTMENT OF THE
          COMPANY'S PRINCIPAL INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The firm of Arthur Andersen LLP, independent certified public accountants, has been the Company's auditor since 1985 and has advised the Company that the firm does not have any direct financial interest or indirect financial interest in the Company or any of its subsidiaries.

     The Board of Directors, on the recommendation of the Company's Audit Committee, has selected Arthur Andersen LLP as the Company's principal independent certified public accountants for the year ending December 31, 1995. One or more representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE 'FOR' RATIFICATION OF THE REAPPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S PRINCIPAL INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

     Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission, a shareholder intending to present a proposal to be presented at the 1996 Annual Meeting to Shareholders must deliver a proposal in writing to the Company's principal executive offices on or before December 29, 1995.

                                          By Order of the Board of Directors

                                          RONALD P. NEWMAN, Secretary

Coconut Grove, Florida
April 28, 1995

                                  WATSCO, INC.

                             PROXY FOR COMMON STOCK
                      1995 ANNUAL MEETING OF SHAREHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints ALBERT H. NAHMAD, RONALD P. NEWMAN and each of them, the true and lawful attorneys, agents for and in the name of the undersigned, with full power of substitution for and in the name of the undersigned, to vote all shares the undersigned is entitled to vote at the 1995 Annual Meeting of Shareholders of WATSCO, INC. to be held on Monday, June 5, 1995, at 10:00 A.M., Eastern Standard Time, at the Grand Bay Hotel, 2669 South Bayshore Drive, Coconut Grove, Florida 33133, and at any and all adjournments thereof, on the following matters:

(1) FOR [ ]   WITHHOLD VOTE [ ]   the election of James S. Grien as a Common
    Stock Director to serve until the Annual Meeting of Shareholders in 1998 or until his successor is duly elected and qualified.

(2) FOR [ ]   AGAINST [ ]   WITHHOLD VOTE [ ]   the proposal to approve an
    amendment to the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock, par value $.50 per share, of the Company to 40,000,000.

(3) FOR [ ]   AGAINST [ ]   WITHHOLD VOTE [ ]   the reappointment of Arthur
    Andersen LLP as the Company's independent certified public accountants for the year ending December 31, 1995; and

(4) In their discretion, on any other matters which may properly come before the Annual Meeting or any adjournment or postponements thereof.

                               (see reverse side)

                          (continued from other side)

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED 'FOR' ITEMS 1, 2 AND 3.

    The undersigned hereby acknowledges receipt of (i) the Company's 1994 Annual Report to Shareholders, (ii) the Proxy Statement and (iii) the Notice of Annual Meeting dated April 28, 1995.

                                Date: __________________________________ , 1995

                                _______________________________________________

                                _______________________________________________
                                Please sign exactly as your name appears hereon. If stock is registered in more than one name, each holder should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation or partnership, the proxy should be signed in full corporate or partnership name by a duly authorized officer or partner as applicable.

                                  WATSCO, INC.

                         PROXY FOR CLASS B COMMON STOCK
                      1995 ANNUAL MEETING OF SHAREHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints ALBERT H. NAHMAD, RONALD P. NEWMAN and each of them, the true and lawful attorneys, agents for and in the name of the undersigned, with full power of substitution for and in the name of the undersigned, to vote all shares the undersigned is entitled to vote at the 1995 Annual Meeting of Shareholders of WATSCO, INC. to be held on Monday, June 5, 1995 at 10:00 A.M., Eastern Standard Time, at the Grand Bay Hotel, 2669 South Bayshore Drive, Coconut Grove, Florida 33133, and at any and all adjournments thereof, on the following matters:

(1) FOR [ ]   WITHHOLD VOTE [ ]   the election of David B. Fleeman and Bob L.
    Moss as Class B Directors to serve until the Annual Meeting of Shareholders in 1998 or until their successors are duly elected and qualified, except vote withheld from the following nominee
    ____________________________________ (if any).

(2) FOR [ ]   AGAINST [ ]   WITHHOLD VOTE [ ]   the proposal to approve an
    amendment to the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock, par value $.50 per share, of the Company to 40,000,000.

(3) FOR [ ]   AGAINST [ ]   WITHHOLD VOTE [ ]   the reappointment of Arthur
    Andersen LLP as the Company's independent certified public accountants for the year ending December 31, 1995; and

(4) In their discretion, on any other matters which may properly come before the Annual Meeting or any adjournment or postponements thereof.

                               (see reverse side)

                          (continued from other side)

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED 'FOR' ITEMS 1, 2 AND 3.

    The undersigned hereby acknowledges receipt of (i) the Company's 1994 Annual Report to Shareholders, (ii) the Proxy Statement and (iii) the Notice of Annual Meeting dated April 28, 1995.

                                Date: __________________________________ , 1995

                                _______________________________________________

                                _______________________________________________
                                Please sign exactly as your name appears hereon. If stock is registered in more than one name, each holder should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation or partnership, the proxy should be signed in full corporate or partnership name by a duly authorized officer or partner as applicable.